Frederick County Bancorp, Inc. Reports Results for the Fourth Quarter 2012

FREDERICK, Md., Jan. 14, 2013 /PRNewswire/ -- Frederick County Bancorp, Inc. (the "Company") (OTC Bulletin Board: FCBI), the parent company for Frederick County Bank (FCB), announced today that for the quarter ended December 31, 2012, the Company recorded net income of $276 thousand and diluted earnings per share of $0.18, as compared to net income of $344 thousand and diluted earnings per share of $0.23 recorded for the fourth quarter of 2011.

The Company reported net income of $1.40 million and diluted earnings per share of $0.92 for the year ended December 31, 2012, as compared to net income of $1.02 million and diluted earnings per share of $0.68 for the same period in 2011. Full year 2012 earnings included a provision for loan losses of $1.28 million, securities gains in the amount of $1.05 million and provision for foreclosed properties of $716 thousand, as compared to a provision for loan losses of $1.74 million, securities gains in the amount of $386 thousand and provision for foreclosed properties of $124 thousand for 2011.

The decreased provision for loan losses for the twelve month period reflects the slightly positive impact that strengthening economic conditions have had on borrowers' ability to repay loans as well as stabilizing loan collateral valuations. At December 31, 2012, the ratio of nonperforming assets to total assets was 1.87%, consisting of $3.82 million in nonaccrual loans and $2.05 million in foreclosed properties, as compared to 1.89% at December 31, 2011, consisting of $2.02 million in nonaccrual loans and $3.49 million in foreclosed properties.

The allowance for loan losses was $3.57 million and $3.22 million as of December 31, 2012 and 2011, respectively and the ratio of the allowance for loan losses to total loans stood at 1.56% and 1.51% as of December 31, 2012 and 2011, respectively. The increase in the allowance was the result of potential charge-offs during the current year. Nonperforming assets stood at $5.87 million at December 31, 2012 and at $5.52 million at December 31, 2011.

Net loan charge-offs for the full year of 2012 totaled $921 thousand, which consists primarily of three (3) commercial real estate, two (2) commercial loan relationships, two (2) construction land development and one (1) residential mortgage. This compares to net loan charge-offs for the same period in 2011 totaling $2.24 million consisting primarily of nine (9) commercial real estate and three (3) commercial loan relationships. For the quarter end December 31, 2012, net charge-offs were $437 thousand for four (4) commercial loan relationships compared to $137 thousand for one (1) commercial loan relationship during the same period in 2011.

The Company also reported that, as of December 31, 2012, assets stood at $314.5 million, with total deposits of $268.1 million and gross loans of $229.3 million, representing increases of 7.7%, 8.8% and 8.0% respectively, compared to the full year of 2011. Loan and deposit growth, and consequently asset growth, were relatively strong for the year and reflect management's intent to strengthen the Company's capital ratios. The net interest margin was 3.89% for the year 2012 and 3.93% for the year 2011, and was negatively impacted by the lower loan rates required to be competitive in a market driven by re-financing. This compression noted in the net interest margin during 2012 is expected to potentially worsen going forward.

President and CEO Martin S. Lapera said, "Frederick County Bank remains well capitalized. With ratios of 13.50% and 12.25% for Total Risk-Based Capital and Tier 1 Capital, respectively, compared to the regulatory minimums of 10.00% and 6.00%, our capital ratios significantly exceed the regulatory requirements for well capitalized banks. Our liquidity position remains very strong, with $30.4 million in federal funds sold and interest-bearing deposits in other banks, which equates to 9.7% of assets."

Frederick County Bank commenced operations in 2001 and has posted positive quarterly earnings continuously since 2002, its second year in operation. The Bank is headquartered in Frederick, Maryland, and conducts full service commercial banking services through five offices, four of which are in the City of Frederick and one office located in Walkersville, Maryland. Frederick County Bank maintains a solid Four Star Rating from Bankrate.com as of September 30, 2012 and the top Five Star Rating from Bauer Financial, Inc., as of September 30, 2012.

	December 31,	December 31,
	2012	2011
(dollars in thousands)	(unaudited)	(audited)
Total assets	$ 314,459	$ 292,012
Cash and due from banks	2,202	1,680
Federal funds sold and other overnight investments	30,349	25,168
Investment securities - available for sale	34,788	36,423
Restricted stock	1,504	1,510
Loans, net	229,288	209,099
Allowance for loan losses	3,571	3,216
Deposits	268,113	246,487
Short-term borrowings	2,700	2,700
Long-term borrowings	10,000	10,000
Junior subordinated debentures	6,186	6,186
Shareholders' equity	26,256	25,457

Nonperforming assets	5,873	5,515

SELECTED FINANCIAL DATA
	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
(dollars in thousands, except per share data)	(unaudited)	(unaudited)	(unaudited)	(audited)
SUMMARY OF OPERATING RESULTS:
Interest income	$ 3,219	$ 3,313	$ 13,013	$ 13,612
Interest expense	494	642	2,044	3,010
Net interest income	2,725	2,671	10,969	10,602
Provision for loan losses	850	225	1,275	1,740
Net interest income after provision for loan losses	1,875	2,446	9,694	8,862
Securities gains	594	-	1,050	386
Loss on sale of foreclosed properties	-	-	(82)	(18)
Noninterest income (excluding gains (losses))	245	189	860	627
Noninterest expense	2,362	2,159	9,603	8,517
Income before provision for income taxes	352	476	1,919	1,340
Provision for income tax (benefits) expense	76	132	524	316
Net income	276	344	1,395	1,024

Net charge-offs (recoveries)	437	137	921	2,242

PER COMMON SHARE DATA:
Basic earnings per share	$ 0.18	$ 0.23	$ 0.92	$ 0.69
Diluted earnings per share	$ 0.18	$ 0.23	$ 0.92	$ 0.68
Basic weighted average number of shares outstanding	1,509,944	1,515,793	1,513,941	1,487,307
Diluted weighted average number of shares outstanding	1,514,378	1,518,794	1,515,663	1,513,763
Common shares outstanding	1,508,574	1,514,314	1,508,574	1,514,314
Dividends declared	$ 0.05	$ -	$ 0.20	$ 0.10
Book value per share	$ 17.40	$ 16.81	$ 17.40	$ 16.81

SELECTED UNAUDITED FINANCIAL RATIOS:
Return on average assets	0.35%	0.47%	0.46%	0.35%
Return on average equity	4.15%	5.43%	5.29%	4.20%
Allowance for loan losses to total loans	1.56%	1.51%	1.56%	1.51%
Nonperforming assets to total assets	1.87%	1.89%	1.87%	1.89%
Ratio of net charge-offs to average loans	0.19%	0.06%	0.42%	1.07%
Tier 1 capital to risk-weighted assets	12.25%	12.69%	12.25%	12.69%
Total capital to risk-weighted assets	13.50%	13.94%	13.50%	13.94%
Tier 1 capital to average assets	10.09%	10.51%	10.09%	10.51%
Average equity to average assets	8.44%	8.69%	8.61%	8.35%

Weighted average yield/rate on:
Loans	5.26%	5.78%	5.44%	5.94%
Interest-earning assets	4.40%	4.82%	4.60%	5.00%
Interest-bearing liabilities	0.83%	1.14%	0.89%	1.34%
Net interest spread	3.56%	3.67%	3.71%	3.67%
Net interest margin	3.74%	3.89%	3.89%	3.93%

The statements in this press release that are not historical facts constitute "forward-looking statements" as defined by Federal Securities laws. Forward-looking statements can generally be identified by the use of forward- looking terminology such as "believes," "expects," "intends," "may," "will," "should," "anticipates" or similar terminology. Such statements, specifically regarding the Company's intentions regarding growth and market expansion, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, changes in interest rates, deposit flows, loan demand and real estate values, as well as changes in economic, competitive, governmental, regulatory, technological and other factors which may affect the Company specifically, its existing and target market areas or the banking industry generally. Forward-looking statements speak only as of the date they are made. The Company will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to the Company's reports filed with the U.S. Securities and Exchange Commission.

CONTACT: William R. Talley, Jr., Executive Vice President, Chief Financial Officer and Chief Operating Officer, +1-240-529-1507